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                                                                    EXHIBIT 12.1

                             DETAILS CAPITAL CORP.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                              UNAUDITED
                                                                                              PRO FORMA
                                                                NINE MONTHS                  NINE MONTHS
                                                                   ENDED        UNAUDITED       ENDED
                            YEAR ENDED DECEMBER 31,            SEPTEMBER 30,    PRO FORMA   SEPTEMBER 30,   UNAUDITED PRO FORMA
                         ------------------------------------  --------------   YEAR ENDED  --------------  TWELVE MONTHS ENDED
                         1992    1993   1994    1995    1996    1996    1997   DECEMBER 31,  1996    1997   SEPTEMBER 30, 1997
                         ----    ----  ------  ------  ------  ------  ------  ------------ ------  ------  -------------------
Income (loss) before
income taxes...........  (195)    34   18,164  26,385  18,621  13,568   7,974      2,496     1,323   1,451         2,624
Fixed charges:
 Interest expense......    57    167      181     371   9,518   6,974   7,427     26,698    20,055  20,044        26,687
Rentals:
 1/3 of all lease
 rentals...............   211    239      179     207      --      --      --         --        --      --            --
                         ----    ---   ------  ------  ------  ------  ------     ------    ------  ------        ------
 Total fixed charges...   268    406      360     578   9,518   6,974   7,427     26,698    20,055  20,044        26,687
Earnings before income
taxes and fixed
charges................    73    440   18,524  26,963  28,139  20,542  15,401     29,194    21,378  21,495        29,311
Ratio of earnings to
fixed charges..........    --(1) 1.1x    51.5x   46.6x    3.0x    2.9x    2.1x       1.1x      1.1x    1.1x          1.1x
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(1) Earnings were not sufficient to cover fixed charges by $195.